As filed with the Securities and Exchange Commission on April 14, 2000

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    AMERICAN TELESOURCE INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

                                   Delaware
        (State or other jurisdiction of incorporation or organization)

                                   74-2849955
                    (I.R.S. Employer Identification Number)

         12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                (210) 558-6090
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   Arthur L. Smith, Chief Executive Officer
         12500 Network Boulevard, Suite 407, San Antonio, Texas 78249
                                (210) 558-6090
(Name, address, including zip code and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If only the securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]




                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
                                                          Proposed
                                                           Maximum         Proposed
                Title of                     Amount       Offering         Maximum         Amount of
               Securities                    To be          Price         Aggregate       Registration
            To be Registered               Registered     Per Share     Offering Price        Fee
 --------------------------------------------------------------------------------------------------------
Common stock issued upon conversion of
preferred stock (1)                           484,872          $0.76        $  748,326       $  208.03
-------------------------------------------------------------------------------------------------------
Common stock issued in payment of
dividends on preferred stock (1)                7,436          $0.76        $   89,799       $   24.96
-------------------------------------------------------------------------------------------------------
Common stock issuable upon conversion
of convertible preferred stock (2)          1,200,000          $6.06        $7,275,000       $1,920.60
-------------------------------------------------------------------------------------------------------
Common Stock to be paid as dividend on
convertible preferred (2)                     144,000          $6.06        $  873,000       $  230.47
-------------------------------------------------------------------------------------------------------
Common stock issuable upon exercise of
warrants granted as placement fee (1)          50,000          $0.76        $   38,000       $   10.56
-------------------------------------------------------------------------------------------------------
Common stock issued as placement fee (1)       19,693          $0.76        $   14,967       $    4.16
-------------------------------------------------------------------------------------------------------
Common Stock issuable upon exercise of
warrants (2)                                3,200,000          $6.06        $1,940,000       $  512.16
=======================================================================================================

(1) Calculated pursuant to Rule 457 (c), using the average of the high and low prices reported on October 18, 1999, solely for the purpose of calculating the Registration Fee; fee calculated and paid upon filing of original Registration Statement on Form S-3 filed on October 26, 1999 pursuant to Rule 457(c).

(2) Calculated pursuant to Rule 457 (c), using the average of the high and low prices reported on April 10, 2000, solely for the purpose of calculating the Registration Fee.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a) may determine.

PROSPECTUS NOT COMPLETE

  [Not Yet Issued]


                       2,226,001 Shares of Common Stock

                    AMERICAN TELESOURCE INTERNATIONAL, INC.

     Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 8.

     The selling shareholders identified on page 24 of this prospectus are offering these shares of common stock. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" on page 25. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

     Our common stock is traded on the American Stock Exchange under the symbol "AI". On April 10, 2000, the closing price of our common stock was $6.0625 per share.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               TABLE OF CONTENTS

RELY ONLY ON THIS PROSPECTUS............................     1
THE COMPANY.............................................     1
RISK FACTORS............................................     8
FORWARD LOOKING STATEMENTS..............................    19
USE OF PROCEEDS.........................................    19
COMMON STOCK ISSUED.....................................    19
SELLING SHAREHOLDERS....................................    24
PLAN OF DISTRIBUTION....................................    25
LEGAL MATTERS...........................................    27
EXPERTS.................................................    27
WHERE YOU CAN FIND MORE INFORMATION.....................    27

                         RELY ONLY ON THIS PROSPECTUS

     You should rely only on the information provided or incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with different information. This prospectus may be used only in states and other jurisdictions where it is legal to sell the common stock. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the sale of any shares.

                                  THE COMPANY

     American TeleSource International, Inc., or ATSI, is a communications company focusing on the market for wholesale and retail services between the United States and Latin America, and within Latin America. In 1993, we began assembling a framework of licenses, interconnection and service agreements, network facilities and distribution channels so that we would be in a position to take advantage of the de-monopolization of the Latin American telecommunications market, as well as the increasing demand for services in this market. Most of our current operations involve services between the U.S. and Mexico or within Mexico. We have some operations in Central America as well, and may expand our operations in the rest of Latin America as the regulatory environment permits.

     We also own a subsidiary, GlobalSCAPE, Inc. which sells its proprietary Internet productivity software, CuteFTP(R), CuteHTML(R) CuteZIP(TM), CuteMAP
(TM) and CuteMX(TM).

     We have had operating losses for almost every quarter since we began operations in 1994. Our auditors' opinion on our financial statements as of July 31, 1999 calls attention to substantial doubts as to our ability to continue as a going concern. This means that they question whether we can continue in business. We have experienced difficulty in paying our vendors and lenders on time in the past, and may experience difficulty in the future. If we are unable to pay our vendors and lenders on time, they may stop providing critical services or repossess critical equipment that we need to stay in business. We do not know when we will achieve profitability, so to stay in business we will almost certainly have to borrow money or sell additional stock in our company. We do not know if we will be able to borrow money or sell additional stock on terms we find acceptable.

     Our strategy for the future is to maximize the use of our current infrastructure between Mexico and the United States, while focusing on expanding our retail customer base in Mexico and the United States. We also want to expand our network infrastructure in Mexico to reduce costs. We want to increase the ratio of retail traffic vs. wholesale traffic because we believe that retail traffic is less volatile than wholesale traffic, and retail customers pay more for our services than wholesale customers. Retail traffic should therefore produce greater profit margins than wholesale traffic. Our defined retail target market will be the underserved and underdeveloped Latino markets in the Mexico and the United States, where we plan to offer services that will function regardless of the user's location north or south of the U.S./Mexico border, such as enhanced prepaid calling services. Our marketing term for these types of services is "borderless."

We have applied for a long distance license from the Mexican government which, if obtained, could permit us to reduce our costs and expand our network in Mexico. We are also in negotiations to acquire a Mexican company which holds a long distance license, and we have obtained preliminary regulatory approval from the Mexican government to acquire this Company. Currently we must rely on Mexican-licensed long distance carriers to transport our traffic between our facilities in Mexico and the local telephone company in Mexico. If we obtain this license and are able to connect directly to the local telephone company in Mexico, we expect to reduce our costs significantly. This would also allow us to implement our retail strategy more effectively.

Our capital stock

  As of April 10, 2000 we have 64,646,831 shares of common stock outstanding, of which 58,056,460 are registered with the SEC. Of the 6,590,371 outstanding shares that are not registered, 375,174 have been held for more than one year, making them eligible for resale in a "brokers transactions" as defined in SEC Rule 144. 492,308 shares are included in the registration statement of which this prospectus is a part, and we have agreed to register an additional 2,632,929 shares, with the initial registration statement to be filed no later than April 30, 2000.

  We have included 19,693 shares of common stock in this prospectus that have not yet been issued, but will be issued upon effectiveness of the registration statement.

  In addition to our common stock, we currently have two series of preferred stock outstanding. The series of preferred stock were issued in private placements and are not freely tradable, but are convertible into shares of common stock. We also have warrants outstanding for the purchase of common stock. In addition to the 1,420,000 shares of common stock that may be issued upon conversion of preferred stock and exercise of warrants that included in the registration statement of which this prospectus is a part, we have agreed to register an additional 506,330 shares of common stock that may be issued upon conversion of the series A preferred stock issued on February 4, 2000, with the registration statement to be filed no later than April 30, 2000.

  The following table shows the potential dilution of our common stock.   The
conversion price for the preferred stock floats with the market, so we do not know exactly how many shares of common stock will be issued upon conversion of the preferred stock. We have assumed the conversion prices shown on the table, but the actual number of shares of common stock that may be issued may be materially higher or lower. See the table on page 5, "Preferred Stock" for more information on the terms of the preferred stock, including the conversion price and adjustments to the conversion price.

Potential Dilution Chart

------------------------------------------------------------------------------------------------------------------------------------
Name of Security            Amount        Term          Conversion or Exercise       Registration     Resulting Number of
                                                                 Price                Status of       Shares of Common
                                                                                      Underlying
                                                                                     Common Stock


---------------------------------------------------------------------------------------------------------------------------------
Series A Preferred - March    1,141 mandatory          1141 divided by $6.11      Unregistered        18,674
                                    conversion on      times 100 (until March
                                    February 28,       25, 2001)
                                    2005
---------------------------------------------------------------------------------------------------------------------------------
Warrant                           1 expires March      $3.09 per share common     Unregistered        40,000
                                    9, 2002            stock
---------------------------------------------------------------------------------------------------------------------------------
Series A Preferred -         13,116 mandatory          13,116 divided by $.7078   Unregistered        1,810,681, assuming
April 23, 1999                      conversion on      times 100 (until April                         conversion at 141.283
                                    February 28,       23, 2000)                                      (plus Venbanc)
                                    2005
---------------------------------------------------------------------------------------------------------------------------------
Warrant                           1 expires July 2,    $ 1.25                     to be registered,   50,000
                                    2004                                          included in
                                                                                  registration
                                                                                  statement filed
                                                                                  with SEC in
                                                                                  October, 1999
---------------------------------------------------------------------------------------------------------------------------------
Warrant                           1 expires            $ 1.19                     to be registered,   20,000
                                    September 24,                                 included in
                                    2004                                          registration
                                                                                  statement filed
                                                                                  with SEC in
                                                                                  October, 1999
---------------------------------------------------------------------------------------------------------------------------------
Series A Preferred -          4,370 mandatory          4370 divided by $.8969     unregistered        487,233
December 3, 1999                    conversion on      times 100 (until
                                    February 28,       December 3, 2000)
                                    2005
---------------------------------------------------------------------------------------------------------------------------------
Series A Preferred -         10,000 mandatory          10,000 divided by $.9430   unregistered        1,060,445
December 8, 1999                    conversion on      times 100 (until
                                    February 28,       December 8, 2000)
                                    2005
---------------------------------------------------------------------------------------------------------------------------------
Warrant                           1 exercisable        $.9430                     unregistered        106,045
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------
Name of Security               % of Total
                               Current
                               Outstanding on a
                               Fully-Diluted
                               Basis Assuming
                               Full Conversion
---------------------------------------------------
Series A Preferred - March     Less than 1%


---------------------------------------------------
Warrant                        Less than 1%

---------------------------------------------------
Series A Preferred -           2.5%
April 23, 1999

---------------------------------------------------
Warrant                        Less than 1%





---------------------------------------------------
Warrant                        Less than 1%





---------------------------------------------------
Series A Preferred -           Less than 1%
December 3, 1999

---------------------------------------------------
Series A Preferred -           1.48%
December 8, 1999

---------------------------------------------------
Warrant                        Less than 1%
---------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                    after December
                                    8, 2000; expires
                                    December 8,
                                    2004
------------------------------------------------------------------------------------------------------------------------------------
Series A Preferred -        10,000  mandatory          10,000 divided by $1.975   to be registered,   506,329           Less than 1%
 February 4, 2000                   conversion on      times 100 (until           initial filing
                                    February 28,       February 2, 2001)          April 30, 2000
                                    2005
------------------------------------------------------------------------------------------------------------------------------------
Series D Preferred          3,000   mandatory          lesser of $5.4375 or 83%   to be registered,   551,724 assuming  Less than 1%
                                    conversion on      of the average of the 5    included in         conversion price
                                    February 22,       lowest closing bid         amendment to        of $5.4375
                                    2002               prices of the common       registration
                                                       stock during the 10        statement filed
                                                       trading days preceding     with SEC in
                                                       conversion, times 1000     October, 1999
                                                       per share
------------------------------------------------------------------------------------------------------------------------------------
Warrants                    2       expires            $ 4.37                     to be registered    150,000           Less than 1%
                                    February 22,
                                    2004
------------------------------------------------------------------------------------------------------------------------------------
Series D Redemption         1       expires five       $ 4.37                     to be registered    150,000           Less than 1%
 Warrant                            years from
 (may be issued if ATSI             date of
 redeems)                           issuance
------------------------------------------------------------------------------------------------------------------------------------
Common stock                19,693  n/a                n/a                        to be registered    19,693            Less than 1%
------------------------------------------------------------------------------------------------------------------------------------
Warrants                    2       Expire March 31,   $ 7.17                     Piggyback           175,000           Less than 1%
                                    2003                                          registration
                                                                                  rights
------------------------------------------------------------------------------------------------------------------------------------
Vested options under                earlier of 10      n/a                        registered          283,500           Less than 1%
 stock option plans                 years from date
                                    of grant or four
                                    months from
                                    termination of
                                    employment
------------------------------------------------------------------------------------------------------------------------------------
Unvested options under              same as vested     n/a                        registered          1,336,881         1.87%
 stock option plans
------------------------------------------------------------------------------------------------------------------------------------
TOTAL NEW SHARES OF                                                                                   6,766,205         9.47%
 COMMON STOCK
------------------------------------------------------------------------------------------------------------------------------------

  The features of our common stock are described in our Registration Statement on Form S-4 filed with the SEC on March 6, 1998 and incorporated by reference in this prospectus. The features of the preferred stock and the registration status of the common stock into which they may be converted are summarized in the table below.

Preferred Stock Features
------------------------

-----------------------------------------------------------------------------------------------------------------------------
                   Series A                                              Series D
-----------------------------------------------------------------------------------------------------------------------------
Shares             37,186                                                3,000
Outstanding
-----------------------------------------------------------------------------------------------------------------------------
Amount Paid Per    $100                                                  $1000
Share
-----------------------------------------------------------------------------------------------------------------------------
Dividends          10% per annum payable quarterly in arrears            6% per annum payable quarterly in arrears,
                   beginning June 1, 1999; payable in shares of ATSI     beginning March 31, 2000; payable in cash or
                   common stock                                          registered shares of ATSI common stock, at ATSI's
                                                                         election
                   participate in distributions to common stock
                   holders as if preferred stock had been converted
                   into common stock on record date for distribution
-----------------------------------------------------------------------------------------------------------------------------
Dividend           Prior to common stock, ratably with series D          Prior to common stock, ratably with Series A
Preference         preferred stock                                       preferred stock
-----------------------------------------------------------------------------------------------------------------------------
Liquidation        Prior to common stock, shares ratably with series D   Prior to common stock, ratably with Series A
Preference         preferred stock; liquidation payment of $100 per      preferred stock; liquidation payment of $1300 per
                   share outstanding plus accrued and unpaid dividends   share outstanding plus accrued and unpaid dividends
-----------------------------------------------------------------------------------------------------------------------------
Voting             Votes as if conversion of outstanding shares          None, except as required by Delaware law
Rights             occurred on record date for vote;  majority
                   approval required for significant corporate events
                   such as merger or sale
-----------------------------------------------------------------------------------------------------------------------------
Conversion         Average of closing sale prices for the 20 trading     Lesser of $5.4375 or 83% of the average of the
Price              days preceding issuance times $100 per share, plus    lowest 5 closing bid prices for the common stock
                   accrued and unpaid dividends;  reset on each          during the 10 trading days prior to conversion
                   anniversary date to greater of 75% of initial
                   conversion price or 75% of 20 day trading average
                   prior to anniversary date
-----------------------------------------------------------------------------------------------------------------------------
Conversion         From date of issuance to February 28, 2005;           Any time after February 22, 2000, except for a
Time               mandatory conversion on February 28, 2005             single 30 day lock out if common stock price falls
                                                                         below $2.50; mandatory conversion of any remaining
                                                                         shares on February 22, 2002
-----------------------------------------------------------------------------------------------------------------------------
Adjustments to     As appropriate in event of stock split, reverse       Upon notice of stock split,  dividend, or issuance
Conversion         stock split or stock dividend                         of additional shares at a discount to market,
                                                                         holder may elect to convert
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
Price                                                                    based on average closing bid price during five or fewer
                                                                         trading days preceding conversion;

                                                                         If common stock becomes ineligible for trading on
                                                                         OTCBB, AMEX or NASDAQ, conversion price adjusted to
                                                                         65% of average of five lowest closing bid prices
                                                                         during ten trading days preceding conversion.

                                                                         If ATSI issues common stock, common stock warrants
                                                                         or securities convertible into common stock at a
                                                                         lower price than conversion price for Series D
                                                                         preferred, and agrees to register the common stock,
                                                                         holder's conversion price is adjusted to lowest
                                                                         price for new issuance
-----------------------------------------------------------------------------------------------------------------------------
Change of          no special provision                                  holder may elect redemption at 120% of sum of $1300
Control of                                                               per share and accrued and unpaid dividends,  or
ATSI                                                                     convert to whatever type of security the common
                                                                         stockholders received in the change of control;
-----------------------------------------------------------------------------------------------------------------------------
Mandatory          N/A                                                   Upon change of control of ATSI, holder may elect
Redemption                                                               redemption at 120% of sum of $1300 per share and
                                                                         accrued and unpaid dividends,  or convert to
                                                                         whatever type of security the common stockholders
                                                                         received in the change of control;

                                                                         Holder may elect redemption at $1270 per share plus
                                                                         accrued and unpaid dividends if  ATSI refuses to
                                                                         honor conversion notice or third party brings suit
                                                                         challenging conversion
-----------------------------------------------------------------------------------------------------------------------------
Optional           At ATSI's option after first anniversary of issue     At ATSI's option if price of common stock falls
Redemption         date if market price of common stock is 200% or       below price at closing date, for $1270 per share
                   more of conversion price, for $100 per share plus     plus accrued but unpaid dividends plus additional
                   accrued and unpaid dividends                          warrant for 150,000 shares of common stock  (on
                                                                         same terms as warrant issued to The Shaar Fund on
                                                                         February 22, 2000)
-----------------------------------------------------------------------------------------------------------------------------
Trading/           restricted, common shares issued on conversion        Restricted;  common shares issued on conversion to
Conversion         restricted with exception of common shares            be restricted until registration;
Restrictions       underlying 10,000 shares
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                   of Series A which ATSI has agreed to register         one time 30 day lock out if price of common stock
                                                                         is $2.50 or less
-----------------------------------------------------------------------------------------------------------------------------
Registration       For 10,000 shares issued February 4, 2000,            Registration Statement for underlying common stock
Rights             registration statement for underlying common stock    to be filed by April 1, 2000 and effective by June
                   to be filed by April 30, 2000; with agreement that    1, 2000
                   first third may not be converted into common stock
                   until April 30, 2000, second third until July 31,
                   2000 and final third until October 31, 2000.
-----------------------------------------------------------------------------------------------------------------------------
Liquidated         $25,000  for failure to file registration statement   $60,000 for failing to file by April 1, 2000 or
Damages for        by April 30, 2000 or obtain effectiveness by 90       obtain effectiveness by June 1, 2000; $60,000 for
Failure to Meet    days from filing, and $25,000 for each subsequent     each subsequent 30 day period
Registration       30 day period that targets are not met
Deadlines
-----------------------------------------------------------------------------------------------------------------------------
Other              N/A                                                   Ten day right of first refusal on issuance of
                                                                         common stock, warrants for common stock, or
                                                                         securities convertible into common stock for price
                                                                         less than then-current market price, or debt with
                                                                         interest greater than 9.9%

                                                                         No issuances of common stock that would cause
                                                                         holder to own more than 5% of ATSI's total common
                                                                         stock at any given time;   if 5% limit would be
                                                                         exceeded on mandatory conversion date ATSI may
                                                                         redeem excess shares or extend conversion date for
                                                                         one year

                                                                         Total issuances of common stock during term of
                                                                         Series D not to exceed 11,509,944 (20% of ATSI's
                                                                         total shares outstanding at closing date);  ATSI
                                                                         must redeem any excess

                                                                         May not create new stock having liquidation
                                                                         preference over Series D
-----------------------------------------------------------------------------------------------------------------------------

  You may find additional information about the series D preferred stock that is covered by this prospectus in the section of this prospectus entitled Common Stock Issued on page 19.

  We also have outstanding warrants and options for the purchase of our common stock as described on the table appearing on page 3 of this prospectus.

                                 RISK FACTORS

     The purchase of our common stock is very risky. You should not invest any money that you cannot afford to lose. Before you buy our stock, you should carefully read this entire prospectus. We have highlighted for you below all of the material risks to our business that we are aware of.

                          RISKS RELATED TO OPERATIONS

 .  Our auditors have questioned our viability

   Our auditors' opinion on our financial statements as of July 31, 1999 calls attention to substantial doubts as to our ability to continue as a going concern. This means that they question whether we can continue in business. If we cannot continue in business, our common stockholders would likely lose their entire investment. Our financial statements are prepared on the assumption that we will continue in business. They do not contain any adjustments to reflect the uncertainty over our continuing in business.

 . We expect to incur losses, so if we do not raise additional capital we may go out of business

   We have never been profitable and do not expect to become profitable in the near future. We have invested and will continue to invest significant amounts of money in our network and personnel in order to maintain and develop the infrastructure we need to compete in the markets for our services and achieve profitability. In the past we have financed our operations almost exclusively through the private sales of securities. Since we are losing money, we must raise the money we need to continue operations and expand our network either by selling more securities or borrowing money. We are not able to sell additional securities or borrow money on terms as desirable as those available to profitable companies, and may not be able to raise money on any acceptable terms. If we are not able to raise additional money, we will not be able to implement our strategy for the future, and we will either have to scale back our operations or stop operations.

   In the near term we expect to sell additional common stock or securities convertible into common stock, which will dilute our existing shareholders' percentage ownership of ATSI and depress the price of our common stock. See the risk factors below under the heading "Risks Related to Market for Common Stock."

   If we sell more common stock our existing shareholders will be diluted, meaning that their percentage of ownership of ATSI will be reduced, and the price of our common stock may go down.

 . It is difficult for us to compete with much larger companies such as AT&T, Sprint, MCI-Worldcom and Telmex

   The large carriers such as AT&T, Sprint and MCI/Worldcom in the U.S., and Telmex in Mexico, have more extensive owned networks than we do, which enables them to control costs more easily than we can. They are also able to take advantage of their large customer base to generate economies of scale, substantially lowering their per-call costs. Therefore, they are better able than we are to lower their prices as needed to retain customers. In addition, these companies have stronger name recognition and brand loyalty, as well as a broader portfolio of services, making it difficult for us to attract new customers. Our competitive strategy in the U.S. revolves around targeting markets that are largely underserved by the big carriers. However, some larger companies are beginning efforts or have announced that they plan to begin efforts to capture these markets.

   Mergers, acquisitions and joint ventures in our industry have created and may continue to create more large and well-positioned competitors.

 . The market for wholesale services is extremely price sensitive and there is downward pricing pressure in this market making it difficult for us to retain customers and generate adequate profit from this service

   Industry capacity along the routes serviced by ATSI is generally growing as fiber optic cable is activated. There have also been changes in the international regulatory scheme that have permitted large carriers such as AT&T and MCI/WorldCom to reduce the amount they may charge for international services. These factors, along with intense competition among carriers in this market, have created severe downward pricing pressure. For example, from October 1998 to October 1999, the prevailing price per minute to carry traffic from the U.S. to Mexico declined by approximately 45%. Although we carried almost twice as much wholesale traffic in fiscal year 1999 than in fiscal year 1998, we recognized about the same amount of revenue. If these pricing pressures continue, the Company must continue to lower its costs in order to maintain sufficient profits to continue in this market.

 . We may not be able to collect large receivables, which could create serious cash flow problems

   Our wholesale network customers generate large receivable balances, often over $500,000 for a two week period. We incur substantial direct costs to provide this service since we must pay our carriers in Mexico to terminate these calls. If a customer fails to pay a large balance on time, we will have difficulty paying our carriers in Mexico on time. If our carriers suspend services to us, it may affect all our customers.

 . We may not be able to pay our suppliers on time, causing them to discontinue critical services

   We have not always paid all of our suppliers on time due to temporary cash shortfalls. Our critical suppliers are SATMEX for satellite transmission capacity and Bestel for fiber optic cable. We also rely on various Mexican and U.S. long distance companies to complete the intra-Mexico and intra-U.S. long distance portion of our calls. For the first two quarters of fiscal 2000, the monthly average amount due to these suppliers as a group was approximately $1,722,000. We currently have overdue outstanding balances with long distance carriers for the first two quarters of fiscal 2000 of approximately $2,135,800 on which we are making payments. During the third quarter we began paying the current portion of our long distance needs on a weekly basis, so do not expect to accrue a large overdue balance as we did in the first and second quarters. Although these suppliers have given us payment extensions in the past, critical suppliers may discontinue service if we are not able to make payments on time in the future. In addition, equipment vendors may refuse to provide critical technical support for their products if they are not paid on time under the terms of support arrangements. Our ability to make payments on time depends on our ability to raise additional capital or improve our cash flow from operations.

 .   We may not be able to make our debt payments on time or meet financial covenants in our loan agreements, causing our lenders to repossess critical equipment

    We purchased some of our significant equipment with borrowed money, including a substantial number of our payphones located in Mexico, our DMS 250/350 International gateway switch from Nortel, and packet-switching equipment from Network Equipment Technologies. We pay these three lenders approximately $171,165 on a monthly basis. Our amended 10-K, which is incorporated by reference in this prospectus, includes more information about our equipment, equipment debt and capital lease obligations - see footnote 6 to financial statements. The lenders have a security interest in the equipment to secure repayment of the debt. This means that the lenders may take possession of the equipment and sell it to repay the debt if we do not make our payments on time. We are currently up to date in our payments to our lenders, but we have not always paid all of our equipment lenders on time due to temporary cash shortfalls. These lenders have given us payment extensions in the past, but they may exercise their right to take possession of certain critical equipment if we are not able to make payments on time in the future. Our ability to make our payments on time depends on our ability to raise additional capital or improve our cash flow from operations. We are not currently in compliance with the financial covenants in our Nortel switch loan agreement. Footnote 3 of our financial statements in our amended 10-Q for the period ended January 31, 2000 contains more detail on our non-compliance with those financial covenants, and footnotes 4 and 5 of our financial statements in our amended 10-K for the year ended July 31, 1999 contains more information on our secured loans and capital leases.

 .   A large portion of our revenue is concentrated among a few customers, making us vulnerable to sudden revenue declines.

    Our revenues from wholesale services currently comprise about 60% of our total revenues. The volume of business sent by each customer fluctuates, but this traffic is often heavily concentrated among three or four customers. During some periods in the past, two of these customers have been responsible for 50% of this traffic. Generally, our wholesale customers are able to re-route their traffic to other carriers very quickly in response to price changes. If we are not able to continue to offer competitive prices, these customers will find some other supplier and we will lose a substantial portion of our revenue very quickly. In addition, mergers and acquisitions in our industry may reduce the already limited number of customers for our wholesale services.

 .   The telecommunications industry has been characterized by steady technological change. We may not be able to raise the money we need to acquire the new technology necessary to keep our services competitive.

    To compete successfully in the wholesale and retail markets, we must maintain the highest quality of service. Therefore, we must continually upgrade our network to keep pace with technological change. This is expensive, and we do not have the substantial resources that our large competitors have.

 .   We may not be able to attract and retain qualified personnel

    We compete for technical and managerial personnel with other telecommunications companies. Many of these have greater resources than we do and are able to offer more attractive compensation packages, as well as the security of working for an established company.

 .   We may not be able to generate the sales volume we need to recover our substantial capital investment in our infrastructure.

    We have made a substantial investment in our network and personnel to position the company in our target markets and will continue to do so. Therefore, we must achieve a high volume of sales to make this investment worth while. We compete for wholesale and retail customers with larger, and better known companies making it relatively more difficult for us to attract new customers for our services.

 .   We may not be able to lease transmission facilities we need at cost-
    effective rates

    We do not own all of the transmission facilities we need to complete calls. Therefore, we depend on contractual arrangements with other telecommunications companies to complete our network. For example, although we own the switching and transport equipment needed to receive and transmit calls via satellite and fiber optic lines, we do not own a satellite or any fiber optic lines and must therefore lease transmission capacity from other companies. We may not be able to lease facilities at cost-effective rates in the future or enter into contractual arrangements necessary to expand our network or improve our network as necessary to keep up with technological change.

    In 1999 we experienced difficulty in obtaining fiber optic cable due to a supplier's default under the terms of a lease agreement. This difficulty was central to our failure to meet our revenue goals for 1999 since our goals were based on implementing a new fiber optic route in January of 1999. We were required to lease fiber optic lines from a different supplier at a higher price, with the alternative fiber becoming operational in June 1999 - delaying the new revenues by six months. This difficulty is described in more detail in our amended 10-K in Legal Proceedings.

 .   The carriers on whom we rely for intra-Mexico long distance may not stay in business leaving us fewer and more expensive options to complete calls

    There are only 15 licensed Mexican long distance companies, and we currently have agreements with four of them. One of these, Avantel, S.A. de C.V. has said publicly that it may not continue in the business because of its difficulty in achieving a desired profit margin. If the number of carriers who provide intra-Mexico long distance is reduced, we will have fewer route choices and may have to pay more for this service.

 .   We may have service interruptions and problems with the quality of transmission, causing us to lose call volumes and customers

    To retain and attract customers, we must keep our network operational 24 hours per day, 365 days per year. We have experienced service interruptions and other problems that affect the quality of voice and data transmission. To date, these problems have been temporary. We may experience more serious problems. In addition to the normal risks that any telecommunications company faces (such as fire, flood, power failure, equipment failure), we may have a serious problem if a meteor or space debris strikes the satellite that transmits our traffic, or a volcanic eruption or earthquake interferes with our operations in Mexico City. We have the ability to transmit calls via either the satellite or fiber optic portion of our network, and this redundancy should protect us if there is a problem with one portion of our network. However, a significant amount of time could pass before we could re-route traffic from one portion of our network to the other, and there may not be sufficient capacity on only one portion of the network to carry all of our traffic at any given time.

    To stay competitive, we will attempt to integrate the latest technologies into our network. We are currently implementing "packet switching" transport capabilities such as Asynchronous Transfer Mode and we will continue to explore new technologies as they are developed. Our amended 10-K describes these technologies. The risk of network problems increases during periods of expansion and transition to new technologies.

 .   Changes in telecommunications regulations may harm our competitive position

    Historically, telecommunications in the U.S. and Mexico have been closely regulated under a monopoly system. As a result of the Telecommunications Act of 1996 in the U.S. and new Mexican laws enacted in the 1990's, the telecommunications industry in the U.S. and Mexico are in the process of a revolutionary change to a fully competitive system. U.S. and Mexican regulations governing competition are evolving as the market evolves. For example, FCC regulations now permit the regional Bell operating companies (former local telephone monopolies such as Southwestern Bell) to enter the long distance market if certain conditions are met. The entry of these formidable competitors into the long distance market will make it more difficult for us to establish a retail customer base. There may be significant regulatory changes that we cannot even predict at this time. We cannot be sure that the governments of the U.S. and Mexico will even continue to support a migration toward a competitive telecommunications market.

 .   Regulators may challenge our compliance with laws and regulations causing us considerable expense and possibly leading to a temporary or permanent shut down of some operations

    We believe that we are in compliance with all domestic and foreign telecommunications laws that govern our current business. However, government enforcement and interpretation of the telecommunications laws and licenses is unpredictable and is often based on informal views of government officials and ministries. This is particularly true in Mexico and certain of our target Latin American markets, where government officials and ministries may be subject to influence by the former telecommunications monopoly, such as Telmex. This means that our compliance with the laws may be challenged. It could be very expensive to defend this type of challenge and we might not win. If we were found to have violated the laws that govern our business, we could be fined or denied the right to offer services. To our knowledge, we are not currently subject to any regulatory inquiry or investigation.

 .   If we are not able to obtain a long distance license from the Mexican government, we may not be able to achieve profitability

    The ultimate fulfillment of our strategy for the future depends on obtaining a long distance license from the Mexican government so that we no longer have to pay other companies who have a Mexican long distance license to complete our calls in Mexico. If we do not obtain this license, we may not be able to reduce our costs sufficiently that we earn a profit. We have applied for a long distance license and we are also in negotiations to acquire a Mexican company, which holds a long distance license. We have obtained preliminary regulatory approval from the Mexican government to acquire this company, but we may not be able to acquire this company or obtain this license in some other manner.


 .   Our operations may be affected by political changes in Mexico and other
    Latin American countries

    The majority of our foreign operations are in Mexico. The political and economic climate in Mexico is more uncertain than in the United States and unfavorable changes could have a direct impact on our operations in Mexico. For example, a newly elected set of government officials could decide to quickly reverse the deregulation of the Mexican telecommunications industry economy and take steps such as seizing our property, revoking our licenses, or modifying our contracts with Mexican suppliers. The next elections in Mexico are scheduled for August 2000. A period of poor economic performance could reduce the demand for our services in Mexico. There might be trade disputes between the United States and Mexico which result in trade barriers such as additional taxes on our services. The Mexican government might also decide to restrict the conversion of pesos into dollars or restrict the transfer of dollars out of Mexico. These types of changes, whether they occur or are only threatened, would also make it more difficult for us to obtain financing in the United States.

 . If the value of the Mexican Peso declines relative to the Dollar, we will have decreased earnings as stated Dollars

   Approximately 20% of ATSI's revenue is collected in Mexican Pesos. If the value of the Peso relative to the Dollar declines, that is, if Pesos are convertible into fewer Dollars, then our earnings, which are stated in dollars, will decline. We do not engage in any type of hedging transactions to minimize this risk and do not intend to do so.

                          RISKS RELATED TO FINANCING

 .  If we do not raise additional capital we may go out of business

   In the past we have financed our operations almost exclusively through the private sales of securities. In the near term we expect to sell additional common stock or securities convertible into common stock, which will dilute our existing shareholders' percentage ownership of ATSI and depress the price of our common stock. See the risk factors in the section captioned "Risk Related to Market for Common Stock," below. Since we are not a profitable company, it is difficult for us to raise money on terms we find acceptable. The terms we are able to arrange may be more costly than the terms that profitable companies could obtain, and may place significant restrictions on our operations.

 . We owe $160,000 to the holder of our series D preferred stock for taking too long to obtain an effective registration statement, and we will owe it even more money if the registration statement is not declared effective soon.

   Under the terms of registration rights agreements we signed with The Shaar Fund at the time we issued our series C preferred stock on September 24, 1999 we are required to pay liquidated damages to The Shaar Fund of $25,000 for failing to file a registration statement for the underlying common stock by October 24, 2000 or failing to obtain effectiveness by December 23, 2000, and an additional $25,000 for each subsequent 30 day period that we fail to meet those targets. We initially filed our registration statement for the common stock underlying the series C preferred stock on October 26, 2000, 2 days late. The Shaar Fund has waived the penalty resulting from that late filing. As of April 1, 2000, we have not obtained effectiveness of the registration statement, resulting in liquidated damages owing to The Shaar Fund of $100,000, with another $25,000 to accrue if the registration statement is not effective by April 21, 2000.

   Under the terms of registration rights agreements we signed with The Shaar Fund at the time we issued our series D preferred stock on February 22, 2000 we are required to pay liquidated damages to The Shaar Fund of $60,000 for failing to file a registration statement for the underlying common stock by April 1, 2000 or failing to obtain effectiveness by June 1, 2000 and an additional $60,000 for each subsequent 30 day period that we fail to meet those targets. We filed the registration statement late, and if we fail to obtain effectiveness, we may incur substantial additional liquidated damages.

 . The terms of our preferred stock includes disincentives to a merger or other change of control of the company, which could discourage a transaction that would otherwise be in the interest of our stockholders.

   In the event of a change of control of ATSI, the terms of the series D preferred stock permit The Shaar Fund to choose either to receive whatever cash or stock the common stockholders receive in the change of control as if the series D stock had been converted, or to require us to redeem the series D preferred stock at $1560 per share. If all 3,000 shares of the series D preferred stock were outstanding at the time of a change of control, this could result in a payment to The Shaar Fund of $4,680,000. The possibility that we might have to pay this large amount of cash would make it more difficult for us to agree to a merger or other opportunity that might arise even though it would otherwise be in the best interest of the shareholders.

 . We may have to redeem the series D preferred stock for a substantial amount of cash, which would severely restrict the amount of cash available for our operations.

   The terms of the series D preferred stock require us to redeem the stock for cash in two circumstances in addition to the change of control situation described in the immediately preceding risk factor.

   First, the terms of the series D preferred stock prohibits The Shaar Fund from acquiring more than 11,509,944 shares of our common stock, which is 20% of the amount of shares of common stock outstanding at the time we issued the series D preferred stock. The terms of the series D preferred stock also prohibit The Shaar Fund from holding more than 5% of our common stock at any given time. Due to the floating conversion rate, the number of shares of common stock that may be issued on the conversion of the series D stock increases as the price of our common stock decreases, so we do not know the actual number of shares of common stock that the series D preferred stock will be convertible into. On the second anniversary of the issuance of the series D preferred stock we are required to convert all remaining unconverted series D preferred stock. If this conversion would cause The Shaar Fund to exceed these limits, then we must redeem the excess shares of Series D preferred stock for cash equal to $1270 per share, plus accrued but unpaid dividends. The table on page 23 of this prospectus shows the number of shares of common stock that may be issued on conversion of the series D preferred stock at different assumed market prices, and the resulting percentage of ownership of common stock that The Shaar Fund would have.

   Second, if we refuse to honor a conversion notice or a third party challenges our right to honor a conversion notice by filing a lawsuit, The Shaar fund may require us to redeem any shares it then holds for $1270 per share. If all 3,000 shares were outstanding at the time of a redemption, this would result in a cash payment of $3,810,000 plus accrued and unpaid dividends. If we were required to make a cash payment of this size, it would severely restrict our ability to fund our operations.

 . We may redeem our preferred stock only under certain circumstances, and redemption requires us to pay a significant amount of cash and issue additional warrants; therefore we are limited as to what steps we may take to prevent further dilution to the common stock if we find alternative forms of financing

   We may redeem the series A preferred stock only after the first anniversary of the issue date, and only if the market price for our common stock is 200% or more of conversion price for the series A preferred stock. The redemption price for the series A stock is $100 per share plus accrued and unpaid dividends. We may redeem the series D preferred stock only if the price of our common stock falls below $9.00, the price on the date of closing the series D preferred stock. The redemption price is $1270 per share, plus accrued but unpaid dividends, plus an additional warrant for the purchase of 150,000 shares of common stock. In the event that we are able to find replacement financing that does not require dilution of the common stock, these restrictions would make it difficult for us to "refinance" the preferred stock and prevent dilution to the common stock.

 .  The partial spin-off and public offering of shares of our subsidiary
   GlobalSCAPE will have a negative impact on our operating results and cash flows.

   Because GlobalSCAPE currently contributes significantly to the Company's consolidated EBITDA results, the Company expects its consolidated operating and cash flow results to decline after the spin-off and offering.

                 RISKS RELATING TO MARKET FOR OUR COMMON STOCK

 . We expect the holders of our preferred stock and warrants and our employees who have stock options to convert their stock and exercise their warrants and options, which will result in significant dilution to the common stock

   The Potential Dilution Chart on page 3 shows all of the outstanding securities that are convertible into or exercisable for ATSI's common stock. The table on page 5 describes the features of the preferred stock in more detail. Given the current market price of our stock, the holders of each of most of these securities will realize a financial benefit by converting or exercising their securities, so we expect that almost all of the common stock that may be issued under the terms of each of these securities will be issued. Even if the holders of the preferred stock do not elect to convert, the terms of the preferred stock require conversion after a certain time. Since the conversion price of our preferred stock floats at a discount to market price, we do not know how many shares will ultimately be issued. The table on page 23 of this prospectus shows the number of shares that may be issued upon conversion of the series D preferred stock at different market prices.

 . The sale of the common stock issued upon conversion of preferred stock and exercise of the warrants will put downward pricing pressure on ATSI's common stock; any potential short sales by those converting will also put downward pressure on ATSI's common stock

   Most of the common stock that is included in the Potential Dilution Chart has been or will be registered with the SEC, meaning that the common stock will be freely tradeable in the near term. We expect many of the stockholders will sell their holdings in the near term, and in particular we expect The Shaar Fund to sell its shares of common stock resulting from the conversion of the series C stock very shortly after the effectiveness of the registration statement of which this prospectus is a part, and its shares of common stock resulting from the conversion of the series D preferred stock very shortly after it is issued to them. The addition of this substantial number of shares of common stock to the market will put downward pricing pressure on out stock.

 . We will likely continue to issue common stock or securities convertible into common stock to raise funds we need, which will further dilute your ownership of ATSI and may put additional downward pricing pressure on the common stock

   Since we continue to operate at a loss, we will continue to need additional funds to stay in business. At this time, we are not likely to be able to borrow enough money to continue operations on terms we find acceptable so we expect to have to sell more shares of common stock or more securities convertible in common stock. Convertible securities will likely have similar features to our existing preferred stock, including conversion at a discount to market. The sale of additional securities will further dilute your ownership of ATSI and put additional downward pricing pressure on the stock.

 . The potential dilution of your ownership of ATSI will increase as our stock price goes down, since our preferred stock is convertible at a floating rate that is a discount to the market price.

   Our series A and D preferred stock is convertible into common stock based on a conversion price that is a discount to the market price for ATSI's common stock. The conversion price for the series A stock is reset each year on the anniversary of the issuance of the stock, and the conversion price for the series D preferred stock floats with the market on a day-to-day basis. For each series, the number of shares of common stock that will be issued on conversion increases as the price of our common stock decreases. Therefore, as our stock price falls, the potential dilution to the common stock increases, and the amount of pricing pressure on the stock resulting from the entry of the new common stock into the market increases.

 . Sales of common stock by the preferred holders may cause the stock price to decrease, allowing the preferred stock holders to convert their preferred stock into even greater amounts of common stock, the sales of which would further depress the stock price.

   The terms of the preferred stock may amplify a decline in the price of our common stock since sales of the common stock by the preferred holders may cause the stock price to fall, allowing them to convert into even more shares of common stock, the sales of which would further depress the stock price.

 . The potential dilution of your ownership of ATSI resulting from our series D preferred stock will increase if we sell additional common stock for less than the conversion price applicable to the series D preferred stock.

   The terms of the series D preferred stock require us to adjust the conversion price if we sell common stock or securities convertible into common stock at a greater discount to market than provided for the series D preferred stock. Therefore, if we sell common stock or securities convertible into common stock in the future on more favorable terms than the discounted terms, we will have to issue even more shares of common stock to The Shaar Fund than initially agreed on.

 . We expect to issue additional shares of common stock to pay dividends on the preferred stock, further diluting your ownership of ATSI and putting additional downward pricing pressure on the common stock.

   The series A stock requires quarterly dividends of 10% per annum, and the series D stock requires quarterly dividends of 6% per annum. We have the option of paying these dividends in shares of common stock instead of cash and we expect to use that option. The issuance of these additional shares of common stock will further dilute your ownership of ATSI and put additional downward pricing pressure on the common stock.

 . We have has agreed to register additional unregistered shares of common stock, which will put further pressure on the price of the common stock.

   We have agreed to register 3,003,532 shares of common stock in addition to the shares covered by this prospectus, which includes 506,330 shares for the conversion of the 10,000 shares of series A preferred stock issued on February 4, 2000 as described in our potential dilution chart on page 3 of this prospectus, and 2,632,929 shares of common stock that were issued to holders of convertible debt in exchange for their shares of convertible debt in January 2000 as described in footnote 4 to our financial statements appearing in our Quarterly Report on Form 10-Q for the quarter ended January 31, 2000. We expect that much of this stock will be sold upon registration, which will put downward pressure on the price of our stock.

 . You will almost certainly not receive any cash dividends on the common stock in the foreseeable future.

   Sometimes investors buy common stock of companies with the goal of generating periodic income in the form of dividends. You may receive dividends from time to time on stock you own in other companies. We have no plan to pay dividends in the near future.

 .  Our common stock price is volatile.

   Our stock price has historically been volatile. Volatility makes it more difficult for you to sell shares when you choose, at prices you find attractive. The risk factors described above relating to the probable dilution of the common stock will tend to increase volatility in the price of our common stock.

 .  The partial spin-off and public offering of shares of our subsidiary
   GlobalSCAPE will tend to decrease the price of our stock.

   On February 17, 2000 we announced that the Board of Directors had approved a partial spin of GlobalSCAPE and a public offering of those shares to our shareholders and GlobalSCAPE's customers. Completion of these transactions separates the value of GlobalSCAPE that is currently inherent in our common stock and tend to reduce the price of our stock.

 .  The partial spin-off and public offering of shares of our subsidiary
   GlobalSCAPE will have a negative impact on our operating results and cash flows.

   Because GlobalSCAPE currently contributes significantly to the Company's consolidated EBITDA results, the Company expects its consolidated operating and cash flow results to decline after the spin-off and offering.

                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking statements." "Forward looking statements" are those statements, which describe management's beliefs and expectations about the future. We have identified forward-looking statements in this prospectus by using words such as "anticipate," "believe," "could," "estimate," "may," "could," "expect," and "intend." Although we believe these expectations are reasonable, our operations involve a number of risks and uncertainties, including those described in the Risk Factors section of this prospectus. Therefore, these types of statements may prove to be incorrect.

                                USE OF PROCEEDS

          The selling shareholders will receive the proceeds from the shares of common stock. We will not receive any of the proceeds.

                              COMMON STOCK ISSUED

  The common stock offered by this prospectus has been or may be issued to the selling shareholders pursuant to the terms of the following securities:

  . 484,872 shares of common stock issued upon conversion of 500 shares of the series C preferred stock issued to The Shaar Fund on September 24, 1999,

  . 7,436 shares of common stock issued as a dividend on the series C preferred stock,

  . 20,000 shares of common stock that may be issued to The Shaar Fund under the terms of a warrant issued to The Shaar Fund on September 24, 1999,

  . 50,000 shares of common stock that may be issued to Corporate Capital Management under a warrant issued as a placement fee in connection with ATSI's series B preferred stock issuance, 19,693 shares of common stock issued to Corporate Capital Management LLC as commission on ATSI's series C preferred stock issuance,

  . an undetermined number of shares of common stock that may be issued upon conversion of 3,000 shares of series D preferred stock issued to The Shaar Fund on February 22, 2000,

  . an undetermined number of shares of common stock that may be issued to The Shaar Fund in payment of dividends due on the series D preferred stock,

  . 150,000 shares of common stock that may be issued to The Shaar Fund under the terms of a warrant issued to The Shaar Fund on February 22, 2000, and

  . 150,000 shares of common stock that may be issued to The Shaar Fund under the terms of a warrant that may be issued to The Shaar Fund if ATSI elects to redeem the series D preferred stock.

     We do not know how many shares of common stock will be issued upon conversion of the series D preferred stock. As described in the chart on page 23 of this prospectus, the series D preferred stock is convertible into common stock based on a floating rate that is a discount of the common stock price at
the time of conversion.   The conversion price for the series D preferred stock
as of April 10, 2000 was $4.90, which means that if The Shaar Fund had converted all of its series D preferred stock on that date we would have issued 612,245 shares of common stock. However, due to the fluctuating conversion rate, we do not know the number of shares of common stock that will be issued on conversion of the series D preferred stock, and the number of shares may be materially higher or lower than this.

     You should carefully review this information and the discussion in the Risk Factors section describing the risks arising from the uncertainty regarding the number of shares that may be issued and the potential dilution to your ownership of our common stock.

Series C Preferred Stock

     The Shaar Fund purchased 500 shares of Series C Preferred Stock for $1000 per share on September 24, 1999. The Shaar Fund converted all of its shares of series C preferred stock on March 7, 2000, resulting in the issuance of 484,872 shares of common stock. The series C preferred stock had terms similar to the series D preferred stock.

     The registration rights agreement signed by ATSI and The Shaar Fund at the time of the sale of the Series C Preferred Stock requires ATSI to register the common stock into which the series C preferred stock was converted. The Registration Rights Agreement provides that we will indemnify The Shaar Fund and its assignees against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

Series D Preferred Stock

     The Shaar Fund purchased 3000 shares of series D preferred stock for $1000 per share on February 22, 2000. The Shaar Fund may convert each share of series D preferred stock into that number of shares of common stock that is equal to 1000 divided by a conversion price that is the lesser of:

  . $5.4375 (the closing sale price of the common stock on the American Stock Exchange on February 17, 2000), and

  . 83% of the average of the five lowest closing bid prices of the common stock on the American Stock Exchange during the ten trading day period immediately preceding the date of conversion.

     Therefore, the number of shares of common stock that The Shaar Fund may acquire increases if the price of the common stock decreases. Although there is no ceiling on the maximum number of shares of common stock that The Shaar Fund may acquire, if the closing price for the common stock falls to $2.50 or less on any trading day, The Shaar Fund may not convert any series D preferred stock for a single period of thirty days from that day. The series D preferred stock will never be convertible into fewer than 551,724 shares of common stock, which is the number of shares that may be acquired if the conversion price is $5.4375.

     The Shaar Fund may convert any of its shares of series D preferred stock at any time it elects after February 22, 2000, but any shares not converted by February 22, 2002 must be converted by ATSI at the conversion price on that day.

     The registration rights agreement signed by ATSI and The Shaar Fund at the time of the sale of the series D preferred stock requires ATSI to register that number of common shares into which all of the shares of the series D preferred stock would be convertible at a conversion price of $2.50. If the closing sale price for the common stock falls below $3.00, we are required to register additional shares of common stock based on an assumed conversion price of .30 per share.

     This registration rights agreement provides that we will indemnify The Shaar Fund and its assignees against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended.

Dividends on Series C Preferred Stock and Series D Preferred Stock

The series C and D preferred stock require quarterly dividends at 6% per annum calculated on the value of $1000 per share, which may be paid at our option either in cash or registered shares of common stock valued at the conversion price on the dividend payment date. We issued 7,436 shares of common stock to pay the dividends due on the series C preferred stock and have included those shares in this registration statement. The first dividend on the series D preferred stock was due on March 31, 2000, and was for a total $52,500. We have included 144,000 shares of common stock in this prospectus and registration statement for the payment of dividends on the series D preferred stock.

The Warrants

The Shaar Fund may elect to acquire up to a total of 170,000 additional shares of common stock under the terms of warrants issued in connection with the series C and D preferred stock as follows:

 .  20,000 shares at an exercise price of $1.19; and

 .  150,000 shares at an exercise price of $4.37.

The features of these warrants are described in more detail in the chart appearing on page 3 of this prospectus. If we elect to redeem the series D preferred stock, part of the redemption price would be an additional warrant for 150,000 shares on the same terms as the warrant The Shaar Fund currently holds. Under the registration rights agreements we signed with The Shaar Fund at the time of the sale of the series D preferred stock we are required to register 300,000 shares of common stock that may be issued on the exercise of the existing warrants and the warrants that may be issued if we elect to redeem the series D preferred stock.

We issued Corporate Capital Management a warrant for the purchase of 50,000 shares of common stock at an exercise price of $1.25 as a placement fee in connection with our issuance of our series B preferred stock on July 2, 1999. The features of this warrant are described in more detail in the chart included
on page 3 of this prospectus.    We agreed to register the common shares
underlying this warrant as consideration for Corporate Capital Management's services in connection with the issuance of the series C preferred stock.

The Shaar Fund's Percentage Ownership of Common Stock

The table below shows the % of ATSI's common stock that The Shaar Fund may own assuming different conversion prices of the series D preferred stock. Although we have provided similar information in this prospectus in the Potential Dilution Chart on page 3, and the Selling Shareholders table on page 24, we wanted you to see the relationship between changes in our common stock price and the percentage of ATSI that The Shaar Fund might own.

----------------------------------------------------------------------------------------------------------------------------------
Avg. of 5       Series D         Total Number     Total Number     Shares of         Shares of      Total Shares     Shaar Fund
Lowest Bid      Conversion       of Shares of     of Shares of     Common            Common         Issued to The    % of ATSI
Prices During   Price (lesser of Common           Common           Stock issued      Stock issued   Shaar Fund       common stock
10 Trading      $5.4375 and      Stock Issued     Stock issued     on exercise of    upon                            on full
Days            83% of           Upon             in payment of    warrants          conversion of                   conversion
Preceding       average          Conversion of    dividends over                     series C
Conversion                       Series D         two years                          preferred
                                 Preferred                                           stock
                                 Stock
----------------------------------------------------------------------------------------------------------------------------------
$ 0.37          $0.3071          9,768,805        1,172,257        170,000           492,402         11,603,464      15.37%
----------------------------------------------------------------------------------------------------------------------------------
$  .50          $  .415          7,228,916          867,470        170,000           492,402          8,758,788      12.06%
----------------------------------------------------------------------------------------------------------------------------------
$ 1.00          $   .83          3,614,458          433,735        170,000           492,402          4,710,595       6.87%
----------------------------------------------------------------------------------------------------------------------------------
$ 1.32          $ 1.096          2,738,226          328,587        170,000           492,402          3,729,215       5.51%
----------------------------------------------------------------------------------------------------------------------------------
$ 1.50          $ 1.245          2,409,639          289,157        170,000           492,402          3,361,197       5.00%
----------------------------------------------------------------------------------------------------------------------------------
$ 2.00          $  1.66          1,807,229          216,867        170,000           492,402          2,686,498       4.04%
----------------------------------------------------------------------------------------------------------------------------------
$ 2.50          $ 2.075          1,445,783          173,494        170,000           492,402          2,281,679       3.45%
----------------------------------------------------------------------------------------------------------------------------------
$ 3.00          $  2.49          1,204,819          144,578        170,000           492,402          2,011,800       3.05%
----------------------------------------------------------------------------------------------------------------------------------
$ 3.50          $ 2.905          1,032,702          123,924        170,000           492,402          1,819,029       2.77%
----------------------------------------------------------------------------------------------------------------------------------
$ 4.00          $  3.32            903,614          108,434        170,000           492,402          1,674,450       2.55%
----------------------------------------------------------------------------------------------------------------------------------
$ 4.50          $ 3.735            803,213           96,386        170,000           492,402          1,562,000       2.39%
----------------------------------------------------------------------------------------------------------------------------------
$ 5.00          $  4.15            722,892           86,747        170,000           492,402          1,472,041       2.25%
----------------------------------------------------------------------------------------------------------------------------------
$ 5.50          $ 4.565            657,174           78,861        170,000           492,402          1,398,437       2.14%
----------------------------------------------------------------------------------------------------------------------------------
$ 6.00          $  4.98            602,410           72,289        170,000           492,402          1,337,101       2.05%
----------------------------------------------------------------------------------------------------------------------------------
$ 6.50          $ 5.395            556,070           66,728        170,000           492,402          1,285,201       1.97%
----------------------------------------------------------------------------------------------------------------------------------
$ 6.55          $5.4375            551,724           66,207        170,000           492,402          1,280,333       1.96%
----------------------------------------------------------------------------------------------------------------------------------
$ 7.00          $5.4375            551,724           66,207        170,000           492,402          1,280,333       1.96%
----------------------------------------------------------------------------------------------------------------------------------
$ 8.00          $5.4375            551,724           66,207        170,000           492,402          1,280,333       1.96%
----------------------------------------------------------------------------------------------------------------------------------
$ 9.00          $5.4375            551,724           66,207        170,000           492,402          1,280,333       1.96%
----------------------------------------------------------------------------------------------------------------------------------
$10.00          $5.4375            551,724           66,207        170,000           492,402          1,280,333       1.96%
----------------------------------------------------------------------------------------------------------------------------------

                             SELLING SHAREHOLDERS


     There are two selling shareholders, The Shaar Fund and Corporate Capital Management LLC. The selling shareholders and their affiliates have not held any position, office or other material relationship with ATSI, other than as described below during the three years preceding the date of this prospectus.

     . On July 2, 1999, we issued 2,000 shares of a series B preferred stock and a warrant for the purchase of 50,000 shares of common stock to The Shaar Fund for $2,000,000. This series B stock was substantially similar to the series D preferred stock described in this prospectus and is described in more detail in our registration statement filed with the SEC on July 30, 1999 (File No.333-84115). The Shaar Fund has converted all of the shares of series B preferred stock into common stock (resulting in the issuance of 2,541,734 shares of common stock) and sold the common stock

     . Corporate Capital Management assisted us in placing the series B preferred stock, for which they received a placement fee of cash and the warrant that is described in this prospectus. We have also paid Corporate Capital Management a placement fee in connection with the placement of the series C preferred and a placement fee in connection with the placement of the series D preferred.

     The shareholders, the amount of common stock owned as of April 10, 2000, the maximum amount of common stock that may be offered under the Registration Statement, and the percentage ownership in ATSI as of April 10, 2000 is shown in the table below.


----------------------------------------------------------------------------------------------------
                                  Amount of          % of           Maximum            % of Common
                                    Common          Common         Amount of          Stock Owned
Name                                Stock           Stock           Common            as of April 10,
                                  Owned as of     Owned as of      Stock that          2000 including
                                   April 10,       April 10,         may be              Maximum
                                     2000            2000           Offered            Amount that
                                                                                          May be
                                                                                         Offered
----------------------------------------------------------------------------------------------------
The Shaar Fund                     492,308        less than 1%      1,862,308           2.82%
----------------------------------------------------------------------------------------------------
Corporate Capital Management        69,693        less than 1%      69,693              less than 1%
----------------------------------------------------------------------------------------------------


Explanation of Table
--------------------
 .    The amount of shares listed in the table below as "owned" by The Shaar Fund includes the 484,872 shares of common stock that The Shaar Fund acquired upon conversion of the series C preferred stock and 7,436 shares of common stock that The Shaar Fund received in payment of a dividend on the series C preferred stock

The amount of shares listed in the table below as the number that The Shaar Fund may offer pursuant to this prospectus includes the following

 .  492,308 shares of common stock, which is the number of shares that The Shaar
   Fund acquired upon conversion of the series C preferred stock and the payment of a dividend on the series C preferred stock

 .  20,000 shares of common stock, which is the number of shares that The Shaar
   Fund may purchase under the terms of the warrant issued on September 24, 1999;

 .  1,200,000 shares of common stock, which is the number of shares that The
   Shaar Fund may purchase under the series D preferred stock assuming a conversion price of $2.50. We have assumed a conversion price of $2.50 since that is the assumed conversion price we are required to use under our registration rights agreement with The Shaar Fund to calculate the number of shares of common stock included in this prospectus for the series D preferred stock. Although we cannot be sure how many shares of common stock will be issued to The Shaar Fund because of the fluctuation in conversion price; we do not expect it to exceed this amount.

 .  150,000 shares of common stock, which is the number of shares that The Shaar
   Fund may purchase under the warrant issued on February 22, 2000.


   It does not include any shares of common stock that may be paid as a dividend on the series D preferred stock, and does not include the shares that The Shaar Fund could purchase under an additional warrant for 150,000 shares of common stock that ATSI would be required to issue if it elected to redeem the series D preferred stock.

The amount of shares of common stock listed in the table below as "owned" by Corporate Capital Management as of April 10, 2000, and the amount of shares of common stock listed as the number of shares that and that may be offered under this prospectus includes the following:

 . 50,000 shares of common stock that Corporate Capital Management may purchase under the terms of the warrant issued on July 2, 1999 as a placement fee for the series B preferred stock; and

 . 19, 693 shares of common stock issued as a placement fee in connection with the series C preferred stock.


                             PLAN OF DISTRIBUTION

  The Registration Statement of which this prospectus forms a part has been filed to satisfy registration rights held by the selling shareholders under agreements between ATSI and the selling shareholders. To ATSI's knowledge, as of this date, none of the selling shareholders has entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered by them, nor does ATSI know the identity of the brokers or market makers which might participate in such an offering. We have not agreed to pay any underwriting discounts or commissions. We have agreed to pay the expenses of registration of the shares of common stock included in this prospectus. Our expenses as of April 10, 2000 for the registration of the common stock are approximately $23,410.94.

     The shares being registered and offered may be sold from time to time by the selling shareholders while the Registration Statement is in effect. The selling shareholders will act independently of ATSI in making decisions with respect to the timing, manner, and size of each sale. The sales may be made on the NASD Over-the- Counter Bulletin Board or otherwise, at prices and on terms then prevailing or at prices related to the market price, or in negotiated transactions.

     The shares may be sold by one or more of the following methods:
     (1) A block trade in which the broker-dealer engaged by a selling shareholder would attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

     (2) Purchases by the broker-dealer as principal and resale by such broker or dealer for its account according to this prospectus.

     (3) ordinary brokerage transactions and transactions in which the broker solicits purchasers.

     To our knowledge, none of the selling shareholders has, as of the date of this prospectus, entered into any arrangement with a broker or dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate. Broker-dealers may receive commissions or discounts from a selling shareholder in amounts to be negotiated.

     In offering the shares, the selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

     We have agreed to keep the Registration Statement of which this prospectus is a part effective until The Shaar Fund sells the shares of common stock offered under this prospectus or until two years following the effective date of the Registration Statement of which this prospectus is a part, whichever comes first. No sales may be made pursuant to this prospectus after this date unless we amend or supplement this prospectus to indicate that we have agreed to extend the effective period.

     We cannot assure you that any of the selling shareholders will sell any or all of the shares of common stock registered in the Registration Statement.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby is being passed upon by Alice King, Esq., San Antonio, Texas. Alice King is ATSI's Corporate Counsel and is an employee.

                                    EXPERTS

     The consolidated balance sheets as of July 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, comprehensive loss and cash flows for the years ended July 31, 1997, 1998 and 1999 of ATSI and its subsidiaries have been incorporated by reference in this prospectus and Registration Statement in reliance upon the report of Arthur Andersen LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

  Government Filings.    We file annual, quarterly and special reports, proxy
statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The SEC public reference room in Washington D.C. is located at 450 Fifth Street, N.W., Washington D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the pubic reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.
                                            ------------------

  Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and replace information previously filed, including information contained in this prospectus.

  We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed.

 .  Our Amended Annual Report on Form 10-KA for the year ended July 31,  1999
 .  Our Amended Quarterly Reports on Form 10-QA for the quarters ended October
   31, 1999 and January 31, 2000;
 .  Our Proxy Statement dated  October 25, 1999 for our annual meeting of shareholders;
 .  The description of our common stock included in our Registration Statement on
   Form S-4 filed on March 6, 1998.
 . Our Registration Statement on Form S-3 for 3,198,054 shares of Common Stock filed on August 18, 1999.

You may request a free copy of these filings by writing or telephoning us at the following address:

     American TeleSource International, Inc.
     Investor Relations
     12500 Network Blvd., Suite 407
     San Antonio, Texas 78249
     (210) 558-6090.

We will not send exhibits to these documents unless the exhibits are specifically incorporated by reference in this document.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses (estimated except for the SEC registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by ATSI:

     SEC Registration              $ 2,910.94
     Legal                          10,000.00
     Printing                       10,000.00
     Miscellaneous                     500.00
                                   ----------

         Total:                    $23,410.94

ATSI will not pay commissions and discounts of underwriters, dealers or agents, if any, or any transfer taxes.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law, ATSI's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. In addition, the DGCL and ATSI's Bylaws provide for indemnification of ATSI's directors and officers for certain liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of ATSI, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

  ATSI has purchased insurance with respect to, among other things, the liabilities that may arise under the provisions referred to above. The directors and officers of ATSI are also insured against liabilities, including liabilities arising under the Securities act of 1933, as amended, which might be incurred by them in their capacities as directors and officers of ATSI and against which they are not indemnified by ATSI.

     In connection with this offering, The Shaar Fund (or its assignees under a Registration Rights Agreement signed by ATSI and The Shaar Fund) has agreed to indemnify ATSI, and its officers, directors and controlling persons, against any losses, claims, damages or liabilities to which they may become subject that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in this prospectus or the Registration Statement or any omission or alleged omission to state in this prospectus or the Registration Statement a material fact required to be stated or necessary to make the statements in this prospectus or the Registration Statement not misleading, to the extent that such statement or omission was made in reliance on the written information furnished to ATSI by The Shaar Fund.

ITEM 16.   EXHIBITS.

4.1 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 (Exhibit 10.39 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26, 1999)
4.2 Certificate of Designation, Preferences and Rights of 6% Series C Cumulative Convertible Preferred Stock of American TeleSource International, Inc. (Exhibit 10.40 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26, 1999)
4.3 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated September 24, 1999 (Exhibit 10.41 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26,
     1999)
4.4 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 (Exhibit 10.42 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26, 1999)
4.5 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated February 22, 2000 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
4.6 Certificate of Designation, Preferences and Rights of 6% Series D Cumulative Convertible Preferred Stock of American TeleSource International, Inc. (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
4.7 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated February 22, 2000 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13,
     2000)
4.8 Common Stock Purchase Warrant issued to Corporate Capital Management LLC by American TeleSource International dated February 22, 2000 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13,
     2000)
4.9 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
5.1  Opinion regarding legality
23 Consent of Arthur Andersen LLP (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
24   Power of Attorney (included on signature page to the Registration
     Statement)

ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

     A. Undertakings Regarding Amendments to this Prospectus and the Registration Statement

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that the undertakings set forth in paragraphs (1)(A)(i) and (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by ATSI pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.  Undertaking Regarding Filings Incorporating Subsequent Exchange Act
Documents by Reference.   ATSI hereby undertakes that, for purposes of
determining any liability under the Securities Act of 1933, each filing of ATSI's Annual Report on Form 10-K pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking in Respect of Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling person of ATSI pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ATSI of expenses incurred or paid by a director, officer or controlling person of ATSI in the successful defense of any action , suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas on the 13th day of April 2000.

                    AMERICAN TELESOURCE INTERNATIONAL, INC.



                    By:  /s/  H. Douglas Saathoff
                         ------------------------
                         H. Douglas Saathoff
                         Chief Financial Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints H. Douglas Saathoff as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign this Registration Statement and any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In witness whereof, each of the undersigned has executed this Power of Attorney as of the date indicted.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



/s/  Arthur L. Smith        Chairman of the Board of Directors  October 26, 1999
--------------------------
Arthur L. Smith             Chief Executive Officer
                            Director

/s/  H. Douglas Saathoff    Chief Financial Officer             October 26, 1999
--------------------------
H. Douglas Saathoff         Senior Vice President
                            Secretary
                            Treasurer

/s/  Richard C. Benkendorf  Director                            October 26, 1999
--------------------------
Richard C. Benkendorf

/s/  Carlos K. Kauachi      Director                            October 26, 1999
--------------------------
Carlos K. Kauachi

/s/  Murray R. Nye          Director                            October 26, 1999
--------------------------
Murray R. Nye

/s/  Tomas Revesz           Director                            October 26, 1999
--------------------------
Tomas Revesz

/s/  Robert B. Werner       Director                            October 26, 1999
--------------------------
Robert B. Werner

                                 EXHIBIT INDEX

4.1 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 (Exhibit 10.39 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26, 1999)

4.2 Certificate of Designation, Preferences and Rights of 6% Series C Cumulative Convertible Preferred Stock of American TeleSource International, Inc. (Exhibit 10.40 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26, 1999)

4.3 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated September 24, 1999 (Exhibit 10.41 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26,
     1999)
4.4 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 (Exhibit 10.42 to Registration Statement on Form S-3, File No. 33-89683 filed on October 26, 1999)
4.5 Securities Purchase Agreement between The Shaar Fund Ltd. and ATSI dated February 22, 2000 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
4.6 Certificate of Designation, Preferences and Rights of 6% Series D Cumulative Convertible Preferred Stock of American TeleSource International, Inc. (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
4.7 Common Stock Purchase Warrant issued to The Shaar Fund Ltd. by American TeleSource International dated February 22, 2000 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13,
     2000)
4.8 Common Stock Purchase Warrant issued to Corporate Capital Management LLC by American TeleSource International dated February 22, 2000 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13,
     2000)
4.9 Registration Rights Agreement between The Shaar Fund Ltd. and ATSI dated September 24, 1999 (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
5.1  Opinion regarding legality
23 Consent of Arthur Andersen LLP (Exhibit to this Registration Statement on Form S-3, File No. 33-89683 filed on April 13, 2000)
24   Power of Attorney (included on signature page to the Registration
     Statement)

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